Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Natalie Badillo	Taryn Unruh
Cymer, Inc.	Formula
(858) 385-6097	(619) 234-0345
nbadillo@cymer.com	unruh@formulapr.com

CYMER REPORTS SECOND QUARTER 2012 OPERATING RESULTS

SAN DIEGO, Calif., July 24, 2012 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to manufacture advanced semiconductor devices, today announced operating results for the second quarter ended June 30, 2012.

For the second quarter of 2012:

•

net income totaled $9.6 million, equal to $0.30 per share (diluted), compared to net income of $27.7 million, equal to $0.89 per share (diluted) in the second quarter of 2011 and net income of $21.5 million, equal to $0.68 per share (diluted), in the first quarter of 2012.

•	revenue totaled $149.3 million compared to revenue of $158.2 million in the second quarter of 2011, and revenue of $150.5 million in the first quarter of 2012.

Commenting on results, Bob Akins, Cymer’s chief executive officer, said, “The second quarter of 2012 was an active and productive quarter. Higher gross pulses, a greater mix of ArF pulses, and continued light source installed base growth contributed to a rise in OnPulse revenue. Our deep ultraviolet (DUV) light source shipments grew from the prior quarter as we continued to satisfy requests for increased customer demand. Our extreme ultraviolet (EUV) source development and commercialization progress continued as we demonstrated improved expose power performance using prepulse and we realized significant improvement in extending collector lifetimes and the viability of collector refurbishment. We also began the integration and testing of our first EUV 3300 source. In addition, we completed qualification and customer acceptance of our first TCZ Gen 5 crystallization system, and entered into our first multi-year TCZ OnPulse agreement.”

In the second quarter of 2012, the company shipped 36 DUV light sources, of which 20 were ArF immersion, 2 were ArF dry and 14 were KrF, and the company installed 31 DUV light sources at chipmaker locations. Gross profit was $78.8 million for the second quarter of 2012, yielding a 52.8 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $67.6 million. Total operating income was $11.2 million or eight percent of revenue.

DUV and Installed Base Products (IBP) bookings for the second quarter of 2012 totaled $154.7 million, resulting in a book-to-bill ratio of 1.09. Sixty-eight percent of the DUV unit bookings were ArF immersion and thirty-two percent were KrF. The company ended the quarter with a DUV backlog of approximately $69.0 million.

As of June 30, 2012, cash and investments totaled approximately $334 million.

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CYMER REPORTS SECOND QUARTER 2012 OPERATING RESULTS	Page 2 of 6

Company Outlook

Commenting on the outlook for the third quarter of 2012, Akins stated, “We expect IBP revenue to continue to rise led by OnPulse and OnPulse enhancements. We anticipate shipping a slightly lower number of DUV light sources than the previous quarter. We also expect to recognize revenue on a TCZ crystallization tool. We continue to make progress on EUV source prepulse development and we expect to ship the first 3300 source to ASML this quarter. We remain committed to successful EUV source technology development and we will continue to invest in its performance scaling and commercialization.”

Based on information available at this time, Cymer is providing the following guidance for the third quarter of 2012:

•	Revenue to be approximately the same as the prior quarter.

•	Gross margin to be approximately 52 percent.

•	R&D expenses to be approximately $57.0 million.

•	SG&A expenses to be approximately $17.5 million.

•	The tax expense to be approximately $1.0 million.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, July 24, 2012, to discuss second quarter operating results and third quarter 2012 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

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CYMER REPORTS SECOND QUARTER 2012 OPERATING RESULTS	Page 3 of 6

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding plans for the development and performance of the company’s EUV source technology, the company’s development of and manufacturing capability for its silicon crystallization tool for the display industry, expectations for growth in Installed Base Products revenue, and the statements under the caption “Company Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the risk that the company’s EUV sources, which are still under development and not capable of supporting the commercial production of integrated circuits, may not meet customer specifications or may have reliability or performance problems; the risk that commercial EUV systems may not be introduced by the company on time, or at all; the risk that a competitor’s EUV or other source may be selected over the company’s EUV source; the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips, and is pioneering a new silicon crystallization tool for the display industry. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,750 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

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CYMER REPORTS SECOND QUARTER 2012 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$149,312	$158,235	$299,810	$312,633
Cost of revenue	70,519	74,051	145,516	148,936

Gross profit	78,793	84,184	154,294	163,697

Operating expenses:
Research and development	50,282	30,455	92,597	58,234
Sales and marketing	6,479	5,992	12,970	12,026
General and administrative	10,812	10,825	20,833	20,868

Total operating expenses	67,573	47,272	126,400	91,128

Operating income	11,220	36,912	27,894	72,569

Other (expense) income:
Foreign currency exchange (loss) gain	(290)	122	(553)	906
Interest income	300	116	680	262
Interest expense	(125)	(204)	(379)	(337)
Other income	2	2	156	3

Total other (expense) income	(113)	36	(96)	834

Income before income taxes	11,107	36,948	27,798	73,403
Income tax expense (benefit)	1,504	9,227	(3,336)	16,883

Net income	$9,603	$27,721	$31,134	$56,520

Earnings per share:
Basic	$0.31	$0.91	$1.00	$1.86

Diluted	$0.30	$0.89	$0.98	$1.83

Weighted average shares outstanding:
Basic	31,134	30,529	31,019	30,364

Diluted	31,756	30,993	31,682	30,925

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CYMER REPORTS SECOND QUARTER 2012 OPERATING RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$113,186	$125,027
Restricted cash	$5,981	5,903
Short-term investments	156,445	124,712
Accounts receivable, net	132,554	123,970
Inventories	241,207	221,740
Deferred income taxes	27,523	26,963
Other current assets	48,485	35,601

Total current assets	725,381	663,916
Long-term investments	64,171	73,811
Property, plant and equipment, net	134,781	119,015
Deferred income taxes	33,995	34,591
Goodwill	16,897	16,792
Intangible assets, net	9,257	9,928
Other assets	11,875	9,691

Total assets	$996,357	$927,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,005	$38,876
Deferred revenue	82,984	56,546
Deferred income taxes	173	171
Other current liabilities	37,348	49,619

Total current liabilities	175,510	145,212
Deferred revenue	5,780	5,871
Deferred income taxes	1,464	1,463
Other liabilities	22,010	27,255

Total liabilities	204,764	179,801

Stockholders’ equity:
Preferred stock	—	—
Common stock	44	44
Additional paid-in capital	677,549	658,755
Treasury stock	(492,890)	(492,890)
Accumulated other comprehensive loss	(18,196)	(11,918)
Retained earnings	625,086	593,952

Total stockholders’ equity	791,593	747,943

Total liabilities and stockholders’ equity	$996,357	$927,744

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CYMER REPORTS SECOND QUARTER 2012 OPERATING RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2012	2011
Operating activities:
Net income	$31,134	$56,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	13,360	9,663
Stock-based compensation	11,735	7,268
Bad debt expense (recoveries)	405	(176)
Excess tax benefits from stock option exercises	(1,812)	(3,820)
Provision for deferred income taxes	2,178	5,337
Loss on disposal or impairment of property, plant and equipment	174	67
Change in assets and liabilities:
Restricted cash	(78)	0
Accounts receivable	(9,430)	(2,711)
Inventories	(21,841)	(9,994)
Other assets	(15,792)	(4,089)
Accounts payable	11,652	6,131
Deferred revenue	25,082	19,795
Other liabilities	(16,518)	(25,686)

Net cash provided by operating activities	30,249	58,305

Investing activities:
Acquisition of property, plant and equipment	(23,338)	(9,307)
Cash paid for acquisition of eDiag, net of cash acquired	0	(3,785)
Purchases of investments	(204,438)	(87,664)
Proceeds from sold or matured investments	181,879	70,711

Net cash used in investing activities	(45,897)	(30,045)

Financing activities:
Proceeds from issuance of common stock	5,355	14,901
Excess tax benefits from stock option exercises	1,812	3,820
Install payments related to prior acquisition	(3,000)	0
Payments under capital lease obligations	(187)	(40)

Net cash provided by financing activities	3,980	18,681

Effect of exchange rate changes on cash and cash equivalents	(173)	556

Net (decrease) increase in cash and cash equivalents	(11,841)	47,497
Cash and cash equivalents at beginning of the period	125,027	154,312

Cash and cash equivalents at end of the period	$113,186	$201,809

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